Exhibit 3.6

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Cyclerion Therapeutics, Inc.

(2) Registered office address:	155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	Article III and IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:	August 26, 2026
(month, day, year)

(5)	Approved by:

(check appropriate box)

☐	the incorporators.

☑	the board of directors without shareholder approval and shareholder approval was not required.

☐	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)

State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article Ill is being amended to indicate that 4,222 shares of Preferred Stock have been designated as Series B Non-Voting Convertible Preferred Stock, as set forth in Article IV.

Article IV is being amended as set forth in Attachment IV to add the preferences, rights and limitations of Series B Non-Voting Convertible Preferred Stock.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Common	400,000,000

Preferred	99,500,000

Series A Convertible preferred	500,000

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Common	400,000,000

Preferred	99,495,778

Series B Non-Voting Convertible preferred	4,222

Series A Convertible preferred	500,000

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Regina Graul	,
(signature of authorized individual)

☐	Chairman of the board of directors,

☑	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this  3rd           day of  September                ,  2026         .

ATTACHMENT IV

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

E.	Designation and Amount of Series B Preferred Stock.

This series of Preferred Stock shall be designated as “Series B Non-Voting Convertible Preferred Stock” and the number of shares constituting the Corporation’s Series B Non-Voting Convertible Preferred Stock (the“Series B Non-Voting Preferred Stock”) shall be 4,222 shares, which are being issued pursuant to the terms of the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Cariboos Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Corporation, Cariboos Merger Sub II, LLC, a Delaware limited liability company and Korsana Biosciences, Inc., a Delaware corporation (the “Merger Agreement’).    The    Series    B    Non-Voting Preferred Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in these Restated Articles of Organization that are applicable to the Preferred Stock of all classes and series, set forth below:

I. Definitions. For the purposes of this section, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.5.2.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, no par value, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act’ means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series B Non-Voting Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series B Non-Voting Convertible Preferred Stock (the “Series B Non-Voting Preferred Stock”) and the number of shares so designated shall be 4,222. Each share of Series B Non-Voting Preferred Stock shall have no par value.

3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series B Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

4. Voting Rights.

4.1 Except as otherwise provided herein or as otherwise required by the the Massachusetts Business Corporation Act (M.G.L. c. 156D) (“Mass Law’’), the Series B Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series B Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series B Non-Voting Preferred Stock or alter or amend the rights, powers, preferences and other terms of the Preferred Stock set forth herein (this “Description of Rights”), amend or repeal any provision of, or add any provision to, the Articles of Incorporation (including this Description of Rights) or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, descriptions of rights, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Articles of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series B Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Non-Voting Preferred Stock, (iii) at any time while at least 30% of the originally issued Series B Non-Voting Preferred Stock remains issued and outstanding, (A) consummate (I) any Fundamental Transaction (as defined below) or (II) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction, (B) increase the size of the Board of Directors of the Corporation, (C) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless such adoption, amendment or repeal has been approved by the unanimous vote of the Board of Directors of the Corporation or (D) retain or replace the Corporation’s registered independent public accounting firm, independent compensation consultant or corporate counsel or (iv) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series B Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series B Non-Voting Preferred Stock,

4.3 Election of Directors.

4.3.l At all times when at least 30% of the originally issued Series B Non-Voting Preferred Stock remains issued and outstanding, (i) the holders of record of the shares of Series B Non-Voting Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect four directors of the Corporation (the“Preferred Directors”); and (iii) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series B Non-Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “At-Large Directors”); provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series B Non-Voting Preferred Stock without a separate action by the holders of Series B Non-Voting Preferred Stock.

4.3.2 Any Preferred Director elected as provided in Section 4.3.1 may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the Series B Non-Voting Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

4.3.3 If the holders of shares of the Series B Non-Voting Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to Section 4.3.1 (and to the extent any of such directorships is not otherwise filled by a director appointed in accordance with the proviso in Section 4.3.1), then any directorship not so filled shall remain vacant until such time as the holders of the Series B Non-Voting Preferred Stock fill such directorship in accordance with Section 4.3.l.

4.3.4 At any meeting held for the purpose of electing a Preferred Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series B Non-Voting Preferred Stock shall constitute a quorum for the purpose of electing such Preferred Director.

4.3.5 Each Preferred Director shall be entitled to [three] votes on each matter presented to the Board of Directors.

5. Rank; Liquidation.

5.1 The Series B Non-Voting Preferred Stock shall rank on parity with the Common Stock and the Corporation’s Series A Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2 Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a“Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series B Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series B Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6. Conversion.

6.1 Reserved.

6.2 Conversion at Option of Holder. Subject to Section 6.4 and Section 6.5.3, each share of Series B Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (each, an“Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC’) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a“DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.3 Conversion Ratio. The “Conversion Ratio” for each share of Series B Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series B Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

6.4 Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series B Non-Voting Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Non-Voting Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in this Description of Rights) with respect to the Series B Preferred Stock, such Holder (or any of such Holder’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Preferred Stock subject to the Notice of Conversion, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of each Holder to a percentage designated by such Holder on its signature page to the Purchase Agreement or otherwise between 0% and 19.99% of the number of shares of the Common Stock outstanding or deemed to be outstanding as of the applicable measurement date, and such percentage shall be set at 19.99% for any Holder that does not make such designation in the Purchase Agreement or otherwise. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation (email being sufficient), (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.99%, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.99%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.4. Notwithstanding the foregoing, (x) at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation and (y) at any time that the beneficial ownership of shares of Common Stock of a Holder (together with any of such Holder’s Attribution Parties) is equal to or less than 9.00% of the number of shares of Common Stock outstanding as of any given date, then such Holder’s Beneficial Ownership Limitation shall automatically be set to 9.99%. The provisions of this Section 6.4 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Securities in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Purchaser for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act,

6.5 Mechanics of Conversion.

6.5.1 Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Non-Voting Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with OTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series B Non-Voting Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation.

6.5.2 Obligation Absolute. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, in the event a Holder shall elect to convert any or all of its Series B Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, issue Conversion Shares upon a properly noticed conversion.

6.5.3 Cash Settlement. If, at any time after the the initial issuance of the Series B Non-Voting Preferred Stock, the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or instruct its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.5.1 on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation, then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.5.1, the Corporation shall, at the request of the Holder, pay an amount equal to the Fair Value (as defined below) of such undelivered shares, with such payment to be made within two Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of this Section 6.5.3, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.5.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation, including due to limitations set forth in Section 6.5.6, due to applicable Trading Market rules.

6.5.4 Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.5.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (I) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Non-Voting Preferred Stock equal to the number of shares of Series B Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Non-Voting Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.5.3; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1.

6.5.5 Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.5.6 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series B Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Non-Voting Preferred Stock the Holder seeks to convert into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.5.7 Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Description of Rights. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Non-Voting Preferred Stock.

7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series B Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation), Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2 Fundamental Transaction. If, at any time while this Series B Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer by the Corporation is completed pursuant to which more than 50% of the Common Stock not held by the Corporation is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result ofa dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new description of terms, certificate of designations or similar with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and ensuring that this Series B Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series B Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.5.3.

9. Transfer. A Holder may transfer any shares of Series B Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series B Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series B Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

10. Series B Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series B Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series B Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series B Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series B Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series B Non-Voting Preferred Stock or his, her or its legal representatives.

11. Notices. Any notice required or permitted by the provisions of this Description of Rights to be given to a Holder of shares of Series B Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Mass Law, and shall be deemed sent upon such mailing or electronic transmission.

12. Book-Entry; Certificates. The Series B Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series B Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series B Non-Voting Preferred Stock. To the extent that any shares of Series B Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13. Lost or Mutilated Series B Non-Voting Preferred Stock Certificate. If a Holder’s Series B Non-Voting Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Non-Voting Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

14. Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Description of Rights shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Description of Rights or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Description of Rights on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Description of Rights. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Description of Rights to the contrary, any provision contained herein and any right of the Holders of Series B Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series B Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series B Non-Voting Preferred Stock then outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

15. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16. Status of Converted Series B Non-Voting Preferred Stock. If any shares of Series B Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Non-Voting Preferred Stock. Any share of Series B Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Non-Voting Preferred Stock.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, no par value (the “Common Stock”), of Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Articles of Amendment (the “Articles of Amendment”) filed by the Corporation with the Secretary of the Commonwealth of Massachusetts on [ ], 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.4 of the Attachment IV of the Articles of Amendment, is   %. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series B Non-Voting Preferred Stock owned prior to Conversion:

Number of shares of Series B Non-Voting Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title:

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

September 04, 2026 01:33 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth